Exhibit (d)(3)

CONFIDENTIAL DISCLOSURE AGREEMENT

THIS CONFIDENTIAL DISCLOSURE AGREEMENT (the “Agreement”) is made and entered into as of the sixth (6th) day of February, 2006 (the “Effective Date”), by and between Sirtris Pharmaceuticals, Inc., a Delaware corporation having offices at 790 Memorial Drive, Suite 104, Cambridge, MA 02139 (“Sirtris”) and SmithKline Beecham Corporation d/b/a GlaxoSmithKline, a Pennsylvania corporation having offices at Five Moore Drive, P.O. Box 13398, Research Triangle Park, NC 27709 (“GSK”).

1.  Definition of Confidential Information; Purpose of Disclosure.

(a) As used herein, the term “GSK Confidential Information” means any and all information that is disclosed on or after the Effective Date by GSK or any of its Affiliates to Sirtris relating to targets for therapeutic applications in multiple categories, including but not limited to, neurology, neurodegenerative disease/movement disorders, metabolism, cardiovascular and ophthalmology.

(b) As used herein, the term “Sirtris Confidential Information” means any and all information that is disclosed on or after the Effective Date by Sirtris to (i) GSK or (ii) any Affiliate of GSK as permitted herein, relating to Sirtris’ modulation of sirtuin and nicotinamide adenine dinucleotide biosynthesis/utilization drug targets for therapeutic applications in multiple categories, including but not limited to, neurology, neurodegenerative disease/movement disorders, metabolism, cardiovascular and ophthalmology. GSK Confidential Information and Sirtris Confidential Information are sometimes hereinafter collectively referred to as the “Confidential Information.”

(c) The Confidential Information is being disclosed between the parties hereto for the purposes of sharing information on targets for therapeutic applications in multiple categories, including but not limited to, neurology, neurodegenerative disease/movement disorders, metabolism, cardiovascular and ophthalmology.

2.  Excluded Information.  Confidential Information does not include any portion of the Confidential Information of the other party hereto which:

(a) at the time of disclosure is in the public domain;

(b) after disclosure hereunder enters the public domain, except through breach of this Agreement by the recipient;

(c) the recipient can demonstrate by its written records was in the recipient’s possession prior to the time of disclosure by or on behalf of the disclosing party hereunder, and was not acquired directly or indirectly from the disclosing party;

(d) becomes available to the recipient from a third party which, to the knowledge of the recipient, is not legally prohibited from disclosing such Confidential Information; or

(e) the recipient can demonstrate by its written records was developed by or for the recipient independently of the disclosure of Confidential Information by the disclosing party or its Affiliates.

3.  Maintenance of Confidentiality; Nonuse Obligations.

(a) The Confidential Information shall be kept strictly confidential by the recipient and, except as otherwise permitted herein, shall not be disclosed to any third party by the recipient in any manner whatsoever, in whole or in part, without first obtaining the disclosing party’s prior written consent to such disclosure. The standard of care required of the recipient in protecting the confidentiality of the disclosing party’s Confidential Information shall be the same standard of care that the recipient uses in protecting its own confidential information of a similar nature, which shall be at least a reasonable standard of care. The recipient may disclose the disclosing party’s Confidential Information only to the recipient’s officers, employees, agents or consultants on a need-to-know basis, provided that the recipient will have executed or shall execute appropriate written agreements with its officers, employees, agents and applicable consultants sufficient to enable the recipient to comply with all the provisions of this Agreement.

(b) The Confidential Information shall not be used by the recipient except as permitted herein, without first obtaining the disclosing party’s prior written consent to such use or without first entering into a separate written agreement permitting such use duly executed by authorized representatives of the parties hereto.

4.  Notification of Mandatory Disclosure.

(a) Notwithstanding any provision herein to the contrary, in the event that any party receiving Confidential Information hereafter becomes obligated by mandatory applicable law, regulatory rule or judicial or administrative order to disclose the Confidential Information or any portion thereof, to any governmental authority or court, the recipient shall immediately notify the disclosing party thereof of each such requirement and identify the Confidential Information so required thereby, so that the disclosing party may seek an appropriate protective order or other remedy with respect to narrowing the scope of such requirement and/or waive compliance by the recipient with the provisions of this Agreement.

(b) If, in the absence of such protective order or other remedy, the recipient is nonetheless required by mandatory applicable law to disclose any part of the Confidential Information which is disclosed to it hereunder to any governmental authority or court, the recipient may disclose such Confidential Information without liability hereunder, provided, that, the recipient shall furnish only such portion of the Confidential Information which is legally required to be disclosed and only to the extent required by law.

5.  Term of Obligations.  All obligations under this Agreement shall expire ten (10) years after the Effective Date.

6.  Ownership; No Licenses.  All GSK Confidential Information is and shall remain the property of GSK. All Sirtris Confidential Information is and shall remain the property of Sirtris. Neither this Agreement nor any disclosure hereunder shall be deemed, by implication, estoppel or otherwise, to vest in the recipient any license or other ownership rights to the Confidential Information or under any Confidential Information or inventions, patents, know-how, trade secrets, trademarks or copyrights owned or controlled by the disclosing party.

7.  Return of Confidential Information.  Upon completion of the aforesaid evaluation and in the absence of any further agreement between the parties, GSK and Sirtris each shall cease all use and make no further use of the Confidential Information and shall, upon written request from the disclosing party, promptly destroy the other party’s Confidential Information which is in tangible form, except that Sirtris and GSK shall each be permitted to retain one copy of the other party’s Confidential Information so that any continuing obligations may be determined.

8.  Affiliates.  Notwithstanding the obligations set forth herein regarding confidentiality and use of Confidential Information, either party hereto may disclose any Confidential Information which is disclosed to it hereunder to any of its Affiliates, provided that such Affiliate has agreed to be bound by the terms hereof.

9. No Publicity.  No oral or written release of any statement, information, advertisement, press release or publicity matter having any reference to either party, express or implied, shall be used by the other party or on the other party’s behalf, unless and until such matter shall have first been submitted to and received the approval in writing of the party whose name is being used including the status of negotiations between the parties.

10. Representation and Warranty.  Each party represents and warrants to the other party that (a) it has all rights title and ownership interest in and to the Confidential Information and/or it has the right to disclose the Confidential Information to the other party; (b) by entering into this Agreement it is not breaching any obligation or creating any conflict of interest; and (c) it is not currently debarred, suspended or otherwise excluded by any government agency from receiving federal contracts.

11.  No Other Obligation.  Nothing contained in this Agreement shall be construed, by implication or otherwise, as an obligation to enter into any further agreement relating to any of the Confidential Information or as the grant of a license to GSK or Sirtris to use the other’s Confidential Information other than for evaluation purposes.

12.  Notices.  Notices required to be sent to GSK under this Agreement shall be in writing and addressed to Senior Vice President, R&D Legal Operations and Biologicals, One Franklin Plaza, P.O. Box 7929, Philadelphia, PA 19101-7929; all other communications directed to GSK shall be sent to the attention of Iain D. Dukes, VP Scientific & Technology Licensing, GlaxoSmithKline, Five Moore Drive, P.O. Box 13398, Research Triangle Park,

NC 27709. Notices or other communications directed to Sirtris shall be sent to the attention of President, Sirtris Pharmaceuticals, Inc., 790 Memorial Drive, Suite 104, Cambridge, MA 01239.

13.  Remedies for Breach.  Both parties hereto agree that should this Agreement be breached, money damages would be inadequate to remedy any such breach. As a result, the non-breaching party shall be entitled to seek, and a court of competent jurisdiction may grant, specific performance and injunctive or other equitable relief as a remedy for any breach of this Agreement. Such remedy shall be in addition to all other remedies, including money damages, available to a non-breaching party at law or in equity.

14.  Assignment.  This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto, which consent may be withheld in either party’s sole discretion, and any purported assignment without such consent shall be void; provided, however, either party hereto may without such consent assign this Agreement in connection with the sale or transfer of all or substantially all of its business or in connection with a merger or other consolidation with another entity.

15. Severability.  If any provision of this Agreement or the application thereof in any particular circumstance is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof to the fullest extent permitted by law.

16.  Entire Agreement; Amendments; Waiver.  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter contained herein and supersedes all prior written or oral communications, negotiations, understandings or agreements of any kind with respect to such subject matter. No waiver, amendment or modification of this Agreement shall be effective unless made or agreed to in a written agreement that explicitly refers to this Agreement that is signed by authorized representatives of both parties hereto. Failure by either party hereto to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party hereto in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

17.  Governing Law; Counterparts.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of laws applicable in such jurisdiction. This Agreement and any amendment hereto may be executed in counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile copy of this Agreement and any amendment hereto, including the signature pages, will be deemed an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Sirtris Pharmaceuticals, Inc.		SmithKline Beecham Corporation d/b/a GlaxoSmithKline

By:	/s/ Garen Bohlin	By:	/s/ Iain D. Dukes

	Name: Garen Bohlin		Name: Iain D. Dukes
	Title: Chief Operating Officer		Title: VP Scientific & Technology Licensing

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